UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2009
READY MIX, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

001-32440 (Commission File Number)	86-0830443 (IRS Employer Identification No.)

4602 East Thomas Road, Phoenix, AZ (Address of principal executive offices)	85018 (Zip Code)

Registrant’s telephone number, including area code: (602) 957-2722

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective March 13, 2009, Don A. Patterson announced his resignation from the board of directors of Ready Mix, Inc. (the “Company”). There were no disagreements between Mr. Patterson and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.  Mr. Patterson’s term would have expired at the Company’s 2009 annual shareholders’ meeting. Effective March 13, 2009, Mr. Patterson also resigned his positions as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Governance Committee.
     In accordance with the Company’s Bylaws, effective March 13, 2009, the board of directors appointed Gary A. Agron to fill the board vacancy created by Mr. Patterson’s resignation and to assume the committee positions previously held by Mr. Patterson. In doing so, Mr. Agron becomes the Chairman of the Audit Committee and he meets the criteria of “audit committee financial expert,” as defined by Item 407 of Regulation S-K of the Securities Act of 1933, as amended. Mr. Agron will serve as appointed until the Company’s 2009 annual shareholders’ meeting when the Company intends to request that its shareholders re-elect Mr. Agron to the Company’s board of directors.
     In connection with Mr. Agron’s appointments, he was granted options to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 2005 Equity Incentive Plan. The options are exercisable at $1.99 per share, vest in equal annual installments over three years beginning on the first anniversary of the date of grant (subject to Mr. Agron’s continued service to the Company) and expire March 12, 2014. The options will be subject to the terms of a stock option agreement to be entered into between Mr. Agron and the Company. Mr. Agron was also paid $20,000 in cash.
     Mr. Agron, age 65, has been engaged in the private practice of securities law since 1977, with emphasis on representation of issuers and brokers-dealers in public offerings and private placements of equity securities. Mr. Agron earned a Bachelor of Arts degree and a Juris Doctorate degree from the University of Colorado.

    SIGNATURES
             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ready Mix, Inc.
Date: March 17, 2009	By:	/s/ Clint Tryon
Clint Tryon
Chief Financial Officer